Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2025 RESULTS
Fourth quarter revenue increased 1% to $3.6 billion. Diluted EPS of $5.01
Full year revenue increased 5% to $11.1 billion. Diluted EPS of $13.26

Vancouver, British Columbia - March 17, 2026 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended February 1, 2026.
Meghan Frank, Interim Co-CEO and Chief Financial Officer, stated: "We are pleased to achieve fourth quarter revenue and EPS results ahead of our expectations. As we begin our new fiscal year, we are focused on executing on our action plan, offering new and differentiated products to our guests, and elevating their experiences with lululemon. Driving improvement in our full-price sales over the course of 2026 is also a key priority, particularly in North America, and will enable us to enhance our brand health and deliver long-term growth and value creation for shareholders."

André Maestrini, Interim Co-CEO, President, and Chief Commercial Officer, stated: "Throughout 2025, we reported double-digit revenue growth in our international business and are taking action to incorporate learnings from across our regions to drive forward our strategies. Our teams are energized by the initial response to our recent product launches and continue to deliver successful guest activations globally. Looking ahead, we are encouraged by our opportunities in North America and around the world and are grateful to our teams for their commitment to delivering the products and experiences our guests love."

For the fourth quarter of 2025, compared to the fourth quarter of 2024:
•Net revenue increased 1% to $3.6 billion, or was flat on a constant dollar basis.
–Americas net revenue decreased 4%, or 5% on a constant dollar basis.
–International net revenue increased 17%, or 14% on a constant dollar basis.
•Excluding net revenue from the 53rd week of 2024, net revenue increased 6%, or 4% on a constant dollar basis.
•Comparable sales increased 3%, or 2% on a constant dollar basis.
–Americas comparable sales decreased 1%, or 2% on a constant dollar basis.
–International comparable sales increased 20%, or 16% on a constant dollar basis.
•Gross profit decreased 8% to $2.0 billion and gross margin decreased 550 basis points to 54.9%.
•Income from operations decreased 22% to $812.3 million and operating margin decreased 660 basis points to 22.3%.
•The effective income tax rate for the fourth quarter of 2025 was 27.8% compared to 29.2% for the fourth quarter of 2024.
•Diluted earnings per share were $5.01 compared to $6.14 in the fourth quarter of 2024.
•The Company repurchased 1.4 million of its shares for a cost of $269.1 million.
•The Company opened 15 net new company-operated stores during the quarter, ending with 811 stores.
For 2025 compared to 2024:
•Net revenue increased 5% to $11.1 billion.
–Americas net revenue decreased 1%.
–International net revenue increased 22%, or 21% on a constant dollar basis.

•Excluding net revenue from the 53rd week of 2024, net revenue increased 7%, or 6% on a constant dollar basis.
•Comparable sales increased 2%.
–Americas comparable sales decreased 3%.
–International comparable sales increased 15%, or 14% on a constant dollar basis.
•Gross profit was flat at $6.3 billion and gross margin decreased 260 basis points to 56.6%.
•Income from operations decreased 12% to $2.2 billion and operating margin decreased 380 basis points to 19.9%.
•The effective income tax rate was 29.5% for 2025 compared to 29.6% for 2024.
•Diluted earnings per share were $13.26 compared to $14.64 in 2024.
•The Company repurchased 5.0 million shares for a cost of $1.2 billion.
•The Company added 44 net new company-operated stores during the year, ending with 811 stores.
Balance Sheet Highlights
The Company ended 2025 with $1.8 billion in cash and cash equivalents and it had $593.6 million of available capacity under its committed revolving credit facility.
Inventories at the end of 2025 increased by 18% to $1.7 billion. On a unit basis, inventories increased 6%.
Fiscal 2026 Outlook
For the first quarter of 2026, the Company expects net revenue to be in the range of $2.400 billion to $2.430 billion, representing growth of 1% to 3%. Diluted earnings per share are expected to be in the range of $1.63 to $1.68 for the quarter. This assumes a tax rate of approximately 31.5%.
For 2026, the Company expects net revenue to be in the range of $11.350 billion to $11.500 billion, representing growth of 2% to 4%. Diluted earnings per share are expected to be in the range of $12.10 to $12.30 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including tariffs and macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss 2025 results is scheduled for today, March 17, 2026, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-833-752-3550 or 1-647-846-8290, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Shifted Calendar for Comparable Sales
Due to the 53rd week in 2024, comparable sales are calculated on a one-week shifted basis such that the 13 and 52 weeks ended February 1, 2026 are compared to the 13 and 52 weeks ended February 2, 2025 rather than January 26, 2025.
Non-GAAP Financial Measures
We report certain financial metrics on a constant dollar basis, which is a non-GAAP financial measure.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates. Management uses constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2025 was a 52-week year. Fiscal 2026 will be a 52-week year. The net revenue changes excluding the 53rd week exclude net revenue for the 53rd week of 2024. This enables an evaluation of the year-over-year change in net revenue based on 52 weeks in each year.
These non-GAAP financial measures are provided in addition to, and not a substitute for, the corresponding financial measures calculated in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain its brand value and reputation; its highly competitive market and increasing competition; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and differentiated products; the acceptability of its products to guests; increasing costs and decreasing selling prices; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to attract, manage, and retain highly qualified individuals; its ability to manage its growth and the increased complexity of its business effectively; changes in consumer shopping preferences and shifts in distribution channels; its leasing of retail and distribution space; seasonality; changes to U.S. tariff and customs policy, including the elimination of the de minimis exemption; macroeconomic volatility, inflationary pressures, and shifts in consumer sentiment; global political and economic instability, including geopolitical conflicts and political polarization; trade restrictions, tariffs, and customs changes; changes in tax laws, transfer pricing, or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; global or regional public health crises; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; fluctuating costs of raw materials and the cost of producing its products; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its technology systems; its ability to have technology-based systems for its e-commerce business function effectively; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; actions of stockholders, activists, or shifting consumer sentiment; its exposure to various types of litigation; climate change and related pressures; heightened scrutiny and legal risks from competing pressures regarding ESG; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contacts:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contact:
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ended February 1, 2026 is referred to as "2025" and the fiscal year ended February 2, 2025 is referred to as "2024." The Company's next fiscal year ends on January 31, 2027 and is referred to as "2026."
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter		Fiscal Year
	2025	2024	2025	2024
Net revenue	$3,640,801	$3,611,497	$11,102,600	$10,588,126
Costs of goods sold	1,642,913	1,429,545	4,818,468	4,317,315
Gross profit	1,997,888	2,181,952	6,284,132	6,270,811
As a percentage of net revenue	54.9%	60.4%	56.6%	59.2%
Selling, general and administrative expenses	1,183,773	1,138,167	4,066,556	3,762,379
As a percentage of net revenue	32.5%	31.5%	36.6%	35.5%
Amortization of intangible assets	1,825	1,617	6,961	2,735
Income from operations	812,290	1,042,168	2,210,615	2,505,697
As a percentage of net revenue	22.3%	28.9%	19.9%	23.7%
Other income (expense), net	975	15,360	28,352	70,380
Income before income tax expense	813,265	1,057,528	2,238,967	2,576,077
Income tax expense	226,394	309,125	659,784	761,461
Net income	$586,871	$748,403	$1,579,183	$1,814,616

Basic earnings per share	$5.01	$6.15	$13.27	$14.67
Diluted earnings per share	$5.01	$6.14	$13.26	$14.64
Basic weighted-average shares outstanding	117,155	121,683	118,981	123,735
Diluted weighted-average shares outstanding	117,196	121,895	119,068	123,935

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	February 1, 2026	February 2, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,807,202	$1,984,336
Inventories	1,700,753	1,442,081
Prepaid and receivable income taxes	352,469	182,253
Other current assets	402,277	371,632
Total current assets	4,262,701	3,980,302
Property and equipment, net	2,033,720	1,780,617
Right-of-use lease assets	1,630,181	1,416,256
Goodwill and intangible assets, net	191,194	171,191
Deferred income taxes and other non-current assets	338,947	254,926
Total assets	$8,456,743	$7,603,292
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$331,421	$271,406
Accrued liabilities and other	662,982	559,463
Accrued compensation and related expenses	187,887	204,543
Current lease liabilities	298,724	275,154
Current income taxes payable	43,948	183,126
Unredeemed gift card liability	316,632	308,352
Other current liabilities	45,954	37,586
Total current liabilities	1,887,548	1,839,630
Non-current lease liabilities	1,499,717	1,300,637
Deferred income tax liability	52,278	98,188
Other non-current liabilities	55,360	40,790
Stockholders' equity	4,961,840	4,324,047
Total liabilities and stockholders' equity	$8,456,743	$7,603,292

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2025	2024
Cash flows from operating activities
Net income	$1,579,183	$1,814,616
Adjustments to reconcile net income to net cash provided by operating activities	23,294	458,097
Net cash provided by operating activities	1,602,477	2,272,713
Net cash used in investing activities	(662,118)	(798,174)
Net cash used in financing activities	(1,208,656)	(1,652,508)
Effect of foreign currency exchange rate changes on cash and cash equivalents	91,163	(81,666)
Decrease in cash and cash equivalents	(177,134)	(259,635)
Cash and cash equivalents, beginning of year	$1,984,336	$2,243,971
Cash and cash equivalents, end of year	$1,807,202	$1,984,336

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes
The below changes show the change compared to the corresponding period in the prior year. Due to the 53rd week in 2024, the below changes in comparable sales are calculated on a one-week shifted basis such that the 13 and 52 weeks ended February 1, 2026 are compared to the 13 and 52 weeks ended February 2, 2025 rather than January 26, 2025.

	Fourth Quarter 2025			Fiscal 2025
Net Revenue	Change	Foreign exchange	Change in constant dollars	Change	Foreign exchange	Change in constant dollars
United States	(6)%	—%	(6)%	(2)%	—%	(2)%
Canada	1	(2)	(1)	1	1	2

Americas	(4)	(1)	(5)	(1)	—	(1)

China Mainland	24	(3)	21	29	(1)	28
Rest of World	10	(4)	6	16	(2)	14
Total international	17	(3)	14	22	(1)	21

Total	1%	(1)%	—%	5%	—%	5%

	Fourth Quarter 2025			Fiscal 2025
Comparable Sales (1)	Change	Foreign exchange	Change in constant dollars	Change	Foreign exchange	Change in constant dollars
Americas	(1)%	(1)%	(2)%	(3)%	—%	(3)%

China Mainland	30	(4)	26	20	(1)	19
Rest of World	9	(4)	5	9	(2)	7
Total international	20	(4)	16	15	(1)	14

Total	3%	(1)%	2%	2%	—%	2%
__________
(1)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed.

Net revenue change excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2025 was a 52-week year while 2024 was a 53-week year. Fiscal 2026 will be a 52-week year.
The below changes show the change for 2025 compared to the corresponding period in 2024 by geographic area and channel, including in constant dollars.

	Fourth Quarter 2025
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Foreign Exchange	Constant dollar change excluding the 53rd week (non-GAAP)
United States	(6)%	5%	(1)%	—%	(1)%
Canada	1	4	5	(2)	3

Americas	(4)	4	—	—	—

China Mainland	24	8	32	(4)	28
Rest of World	10	6	16	(4)	12
Total international	17	7	24	(4)	20

Total	1%	5%	6%	(2)%	4%

Company-operated stores	(5)%	5%	—%	(1)%	(1)%
E-commerce	5%	4%	9%	(1)%	8%

	Fiscal 2025
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Foreign Exchange	Constant dollar change excluding the 53rd week (non-GAAP)
United States	(2)%	1%	(1)%	—%	(1)%
Canada	1	1	2	1	3

Americas	(1)	1	—	1	1

China Mainland	29	2	31	(1)	30
Rest of World	16	2	18	(2)	16
Total international	22	3	25	(2)	23

Total	5%	2%	7%	(1)%	6%

Company-operated stores	1%	1%	2%	—%	2%
E-commerce	8%	1%	9%	—%	9%

The below changes show the change for 2025 compared to the corresponding period in 2024 by category.

	Fourth Quarter 2025			Fiscal 2025
	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)	Change	Impact of 53rd week	Change excluding the 53rd week (non-GAAP)
Women's product	2%	5%	7%	5%	1%	6%
Men's product	(2)	5	3	4	2	6
Accessories and other categories	—	4	4	8	1	9
Total	1%	5%	6%	5%	2%	7%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter 2025	767	5	2	770
2nd Quarter 2025	770	15	1	784
3rd Quarter 2025	784	14	2	796
4th Quarter 2025	796	18	3	811

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
1st Quarter 2025	3,372	50	7	3,415
2nd Quarter 2025	3,415	99	3	3,511
3rd Quarter 2025	3,511	128	9	3,630
4th Quarter 2025	3,630	116	10	3,736
__________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.